EXHIBIT 99.1
Pure Cycle Corporation Announces Fiscal 2008 Financial Results
Thornton, Colorado — November 7, 2008 — Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announced the following summary results of operations for the years ended August 31, 2008, 2007 and 2006, respectively:

	Years Ended August 31,
	2008	2007	2006
Total revenues	$282,400	$265,700	$271,700
Total cost of revenues	(166,000)	(165,200)	(73,900)

Gross margin	116,400	100,500	197,800
Total operating expenses	(2,609,600)	(2,754,800)	(1,556,500)
Other (expense) income
Including imputed interest of $4.4 million, $4.7 million and $0, respectively	(4,433,500)	(4,260,400)	565,800

Net loss	$(6,926,700)	$(6,914,700)	$(792,900)

Weighted average shares outstanding (basic and diluted)	20,188,675	18,589,737	14,693,585

Loss per share	$(0.34)	$(0.37)	$(0.05)

Fiscal 2008 revenues increased over fiscal 2007 revenues mainly as a result of higher water usage fees and higher wastewater service fees.
Operating expenses decreased from 2007 to 2008 as a result of (i) management and employee wages remaining unchanged and no incentive compensation being paid in 2008, (ii) an $84,300 reduction in certain professional fees due to an SEC consultation in 2007 not incurred in 2008, and (iii) a reduction in public entity costs of approximately $92,900 mainly due to the elimination of franchise fees to the State of Delaware as a result of our reincorporation in Colorado.
However, these decreases were offset by us incurring approximately $223,600 in consulting fees in 2008 related to ongoing discussions with the Land Board and Lend Lease over water and wastewater services for the proposed development at the Lowry Range as opposed to $39,200 in 2007.
As will be further explained in our Form 10-K to be filed with the SEC on November 14, 2008, the results reported above were impacted by the following items that do not require the use of current assets:

	Years ended August 31,
	2008	2007
Imputed expenses or non-cash expenses:
Imputed Interest on the Tap Participation Fee	$4,393,000	$4,669,700
Loss (gain) on extinguishment of contingent obligations	273,700	(271,100)
Depreciation and depletion	381,300	366,100
Stock based compensation expense	351,500	287,300

Total imputed and non-cash expenses	$5,399,500	$5,052,000

Because these items do not require the use of current assets, management does not include these items in its analysis of the financial results or how we allocate our resources. Because of this, we deemed it meaningful to provide a non-GAAP disclosure of the impact of these significant items on our financial results. Adjusting our US GAAP net loss to exclude the expenses described above, our net loss for the years ended August 31, 2008 and 2007, respectively, would have been:

	Years ended August 31,
	2008	2007	Change
Net losses as reported	$(6,926,700)	$(6,914,700)	$(12,000)
Imputed and non-cash items described above	5,399,500	5,052,000	$347,500

As adjusted net losses	$(1,527,200)	$(1,862,700)	$335,500

Financial Position Data

	August 31, 2008	August 31, 2007

Current assets	$5,502,200	$7,288,400

Total assets	$109,899,400	$111,891,900

Current liabilities	$163,900	$183,300

Total liabilities	$56,731,600	$54,047,100

Total stockholders’ equity	$53,167,800	$57,844,800

We will host a conference call to discuss the results on November 17, 2008 at 2 pm Mountain. The call will be hosted by our President, Mark W. Harding. Call details are presented below.
CALL INFORMATION

What:	Fiscal year end August 31, 2008 Financial Release
When:	November 17, 2008 at 2:00 pm Mountain
To listen:	Click on the link posted on the Company’s website:
www.purecyclewater.com
Log-on 5 minutes early in case downloads are required.
Call in Number:	Toll free: (866) 314-4483
Passcode:	93536889
REPLAY INFORMATION
The call will be available for replay until 9:59 p.m. on November 24, 2008:

Toll free:	(888) 286-8010
Passcode:	54264249
Company Information
Pure Cycle owns water assets in several river basins in the State of Colorado as well as certain aquifers in the Denver, Colorado metropolitan area. Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area including the design, construction, operation and maintenance of water and wastewater systems.
Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456 or at info@purecyclewater.com.